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                                                                      EXHIBIT 16


                      EXHIBIT OF PERFORMANCE CALCULATIONS
   This exhibit reflects the calculation of certain performance figures that appear under "Performance Information" in the Part B Statement of Additional
       Information ("Part B") of FBL Money Market Fund, Inc. (the "Fund")


A.  YIELD.
1. FORMULA. The Fund's current yield quotation is based on a seven-day period and is computed as follows. The first calculation is net investment income per share; which is accrued interest on portfolio securities, plus or minus amortized discount or premium, less accrued expenses. This number is then divided by the price per share (expected to remain constant at $1.00) at the beginning of the period ("base period return"). The result is then multiplied by 365 and divided by 7 and the resulting yield figure is carried to the nearest one-hundredth of one percent. Realized capital gains or losses and unrealized appreciation or depreciation of investments are not included in the calculation.

The Fund's effective yield is determined by taking the base period return (computed as described above) and calculating the effect of assumed compounding. The formula for the effective yield is:
                        365/7
(base period return + 1)     - 1.

2. PERFORMANCE REFLECTED. The representative yield calculations reflected in this Section A are for the Fund's seven-day period ended July 29, 1988.

3. CALCULATION OF YIELD. First, net investment income per share for the last day of the seven-day period is calculated. The following figures are provided for this purpose:

a. Accrued interest, including amortization of premium and discount, for July 29, 1988 equals $5,149.58.

b.  Accrued expenses for July 29, 1988 equal $552.93.

c. The number of outstanding shares of record for dividend purposes on July 29, 1988 equals 23,510,501.690.

Net investment income per share for July 29, 1988 is then calculated as follows:

Net Investment Income Per Share =           Accrued Interest - Accrued Expense
                                            ----------------------------------
                                                    Record Date Shares

              ($5,149.58 - $552.93)/23,510,501.690 = $.000195515/Share


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Net investment income for the other six days in the seven-day period is then calculated in the same manner. The resulting figures for each of the seven days in the period are added together to obtain the net investment income per share for the period as follows:

         July 29, 1988 . . . . . . . . . . .     $.000195515/Share
         July 28, 1988 . . . . . . . . . . .      .000187563
         July 27, 1988 . . . . . . . . . . .      .000188162
         July 26, 1988 . . . . . . . . . . .      .000176093
         July 25, 1988 . . . . . . . . . . .      .000188110
         July 24, 1988 . . . . . . . . . . .      .000188110
         July 23, 1988 . . . . . . . . . . .      .000188109
                                                  ----------
         TOTAL . . . . . . . . . . . . . . .     $.001311662

Then, base period return is calculated.


Base Period Return =              Net Investment Income Per Share
                                  -------------------------------
                                         Price Per Share

($.001311662/Share)/($1.00/Share) = .001311662

Then, yield is calculated.

Yield = Base Period Return X 365/7 = (.001311662 x 365)/7 = .0684

The decimal return is converted to a percentage by multiplying by 100.

 .0684 X 100 = 6.84%

4. CALCULATION OF EFFECTIVE YIELD. The base period return for use in the formula for effective yield is the same as calculated in Sub-section 3 above.

                                             365/7
Effective Yield    = (Base Period Return + 1)     - 1
                                     365/7
                   = (.001311662 + 1)     - 1
                                  365/7
                   = (1.001311662)     - 1
                   = 1.07074 - 1
                   = .07074

The decimal return is converted to a percentage by multiplying by 100.

 .0707 X 100 = 7.07%